Exhibit 16.1

Deloitte & Touche LLP
50 Fremont Street
San Francisco, CA 94105-2230
USA

Tel: +1 415 783 4000
Fax: +1 415 783 4329
www.deloitte.com

March 19, 2004

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Redding Bancorp’s Form 8-K dated March 19, 2004, and have the following comments:

We agree with the statement made in the last sentence of the first paragraph of Item 4 and with the statements in the second and third paragraphs of Item 4.

We have no basis on which to agree or disagree with the statements made in the first and second sentences of the first paragraph of Item 4 or with the statement made in the fourth paragraph of Item 4.

Yours truly,